Exhibit 99.2

September 28, 2012

Dear Shareholders,

We are thrilled to share the final El Gallo development photo update with you. Please find below a collection of pictures we took throughout the year of construction. Thank you for your support!

Sincerely,

Rob McEwen and Team.

To view the Final El Gallo Development Photo Update, please click here.

For further information contact:

Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: www.facebook.com/McEwenRob Twitter: www.twitter.com/McEwenMining	Mailing Address 181 Bay Street Suite 4750 Toronto, ON M5J 2T3 PO box 792 E-mail: info@mcewenmining.com

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MUX McEWEN MINING Proud Member Congratulations Team on the First Gold Pour! El Gallo Complex Final Photo Update September 28, 2012

2 January 6, 2012 Decommissioning of the previous crushing plant. April 13, 2012 New retaining wall for crushing plant installed. May 11, 2012 New crushing plant assembly. August 17, 2012 Crushers ramping up towards designed capacity.

3 November 18, 2011 Haul trucks arriving at El Gallo. December 16, 2011 Backfilling of the previously mined open pit begins. March 16, 2012 Loading haul truck. September 14, 2012 Backfilling previously mined open pit.

4 February 17, 2012 Heap leach pad expansion gets underway. June 8, 2012 Heap leach pad liner being installed. July 20, 2012 Heap leach pad expansion nears completion. August 3, 2012 Placing gold mineralization onto the heap leach pad.

5 December 16, 2011 Foundation for the new administration building. January 06, 2012 Walls being constructed at the administration building. March 30, 2012 Administration building nears completion. April 13, 2012 New administration building completed.

6 December 2, 2011 Upgrading the haul road between the Palmarito and El Gallo deposits begins. February 3, 2012 Haul road construction 50% complete. March 16, 2012 Paving of haul road completed. April 13, 2012 Inaugural road opening with Governor Mario Lopez and Rob McEwen.

7 March 2, 2012 Constructing interior of the process plant. April 27, 2012 Carbon column installation complete. April 27, 2012 ADR process plant equipment arriving on site. July 6, 2012 Finalizing ADR process plant.

8 September 27, 2012 El Gallo first gold pour! MUX McEWEN MINING Proud Member

MUX For further information please contact: Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 x 410 Toll Free: (866) 441- 0690 Fax: (647) 258-0408 Email: info@mcewenmining.com Facebook: www.facebook.com/McEwenRob Twitter: www.twitter.com/McEwenMining McEWEN MINING Proud Member